Exhibit 99.1

Contact:  Gregory J. Rau

President and Chief Executive Officer

Minuteman International, Inc.

630/627-6900

For Immediate Release

MINUTEMAN APPOINTS BRIAN SLACK VP - SALES

ADDISON, IL, April 14, 2004 - Minuteman International, Inc. (Nasdaq:MMAN), the floor-care equipment and chemical manufacturer, today announced that it has appointed Brian Slack to the position of Vice-President of Sales.

Slack, 48, has over 20 years of successful sales and sales management experience.  His new position marks his return to Minuteman, where he earlier spent seven years, reaching the post of a division manager in the early ‘90s.  Most recently, he was vice president of sales for Flo-Pac Corporation of East Point, Georgia, which has since been sold to Carlisle Sanitary Maintenance Products of Oklahoma City.  Prior to that, he was the sales and marketing VP at Harvard Chemical Research in Atlanta and the General Manager and Vice President of Dixie Chemicals of Georgia.

“Brian is well known and respected throughout the sanitary maintenance industry for his integrity and product application knowledge,” according to Gregory J. Rau, Minuteman’s president, “and we have followed his career over the past decade with great interest.  The wealth of additional sales and marketing experience he acquired while he was with his previous employers will now enable him to enrich Minuteman’s customer relations.  We believe his existing knowledge of the Minuteman culture uniquely qualifies him to promote the many new products that Minuteman has introduced over the past few years.”

Minuteman, headquartered in the Chicago suburb of Addison, Illinois is a full-line manufacturer of maintenance products including industrial and commercial vacuums, critical-filter vacuums, sweepers, scrubbers, floor and carpet machines, Minuteman PowerBoss(R) sweepers and scrubbers, Minuteman Parker(R) Litter Vacs(R) and Multi-Clean(R) chemicals for industrial, commercial and institutional facilities.  Minuteman has dealers in more than 60 countries.  More information can be found on the Minuteman website at www.minutemanintl.com.

If this press release contains forward-looking statements, they are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that all forward-looking statements involve risks and uncertainties.  Minuteman believes that forward-looking statements made by it are made upon the basis of reasonable expectations.  However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements.  Additional information concerning these and other factors is contained in Minuteman’s Securities and Exchange Commission filings, including its annual 10-K, Proxy Statement, and quarterly 10-Q filings, copies of which are available from Minuteman without charge.